Exhibit 3.25
[ILLEGIBLE]
[ILLEGIBLE] INC.
SECOND:— [ILLEGIBLE]

To manage, operate, [ILLEGIBLE] and other means of communications, provided, however, that in the State of New York the corporation shall not conduct such [ILLEGIBLE] except to the extent permitted to a corporation organized under Article 2 of the Stock Corporation Law of said State, and shall not engage in the business of a telegraph corporation or telephone corporation as defined in Article 3 of the Transportation Corporations Law of said State;

To gather, collect, purchase, analyze, prepare, publish and distribute news, information, statistics, securities and commodities quotations, market comments and analyses, time reports, weather information, photographs, signs, music, dramatic productions, plays, operas, speeches, motion pictures, clock control signals, and other services and information of public and private interest by means of radio, telephone, telegraph, teletype, facsimile, mail, messenger and other means of communication;

To act as consultants, managers, agents and/or supervisors for others in all matters pertaining to communications systems;
To act as agent for any person, firm, association or corporation, domestic or foreign.
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To take, buy, exchange, lease or otherwise acquire real estate and any interest or right therein, and to hold, own operate, control, maintain, manage and develop the same and to construct, maintain, alter, manage and control directly or through ownership of stock in any other corporation any and all kinds of buildings, stores, offices, warehouses, mills, shops, factories, machinery and plants, and any and all other structures and erections which may at any time be necessary, useful or advantageous for the purpose of this corporation.

To sell, assign and transfer, convey, lease, or otherwise [ILLEGIBLE] or dispose of, and to mortgage or otherwise encumber the lands, buildings, real and personal property of the corporation wherever situated, and any and all legal and equitable interest therein.

To purchase, sell, lease, manufacture, deal in and deal with every kind of goods, wares and merchandise, and every kind of personal property, including patents and patent rights, chattels, easements, privileges and franchises which may lawfully be purchased, sold, produced or dealt in by corporations formed under Article Two of the Stock Corporation Law of the State of New York.

To purchase, acquire, hold and dispose of the stocks, bonds and other evidences of indebtedness of any corporation, domestic or foreign, and to issue in exchange therefor its stocks, bonds or other obligations, and to exercise in respect thereof all the rights, powers and privileges of individual owners, including the right to vote thereon; and to aid in any manner permitted by law any corporation of which any bonds or other securities or evidences of indebtedness or stocks are held by this corporation, and to do any acts or things designed to protect, preserve, improve or enhance the value of any such bonds or other securities or evidence of indebtedness or stock.

[ILLEGIBLE]

[ILLEGIBLE]

FIFTH:— [ILLEGIBLE]

SIXTH:— [ILLEGIBLE]

SEVENTH:— [ILLEGIBLE]

Names	Post-Office Addresses

Doris Prenner	116 John Street, New York 38, N.Y.

Cecelia H. Mertens	116 John Street, New York 38, N.Y.

Viola H. Kenney	116 John Street, New York 38, N.Y.

EIGHTH:— The names and post-office addresses of the subscribers of this certificate of incorporation and a statement of the number of shares which [ILLEGIBLE] agrees to take in the corporation, are as follows:

Names	Post-Office Addresses	Number of Shares
Doris Prenner	116 John St., N.Y. 38, N.Y.	One (1)
Cecelia H. Mertens	116 John St., N.Y. 38, N.Y.	One (1)
Viola H. Kenney	116 John St., N.Y. 38, N.Y.	One (1)

NINTH:— The Secretary of State is designated as the agent of the corporation upon whom process in any action or proceeding against it may be served.

TENTH:— All of the subscribers of this certificate are of full age, and that at least two-thirds of them are citizens of the United States, and that at least one of them is a resident of the State of New York and at least oen of the persons named as a director is a citizen of the United States and a resident of the State of New York.

IN WITNESS WHEREOF, we have made, subscribed and acknowledged this certificate this 12th day of December, 1960.

Doris Prenner	(L.S.)

Cecelia H. Mertens	(L.S.)

Viola H. Kenney	(L.S.)

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